Exhibit 99.1

Magenta Therapeutics Appoints Michael Vasconcelles, M.D. to the Board of Directors

Cambridge, MA – August 17, 2022 – Magenta Therapeutics (Nasdaq: MGTA), a clinical-stage biotechnology company developing novel medicines designed to bring the curative power of stem cell transplant to more patients, today announced that it has appointed Michael Vasconcelles, M.D. to its board of directors. Dr. Vasconcelles will also serve on the company’s R&D Committee and Nominating and Corporate Governance Committee.

“We are delighted to welcome Mike Vasconcelles to the Magenta board,” said Jason Gardner, D.Phil., President and Chief Executive Officer, Magenta Therapeutics. “Dr. Vasconcelles brings deep experience in research, medical operations, clinical trial design and strategic leadership in healthcare. His diverse expertise in research and development, as well as regulatory affairs, will be invaluable to Magenta as we continue to advance our programs in the clinic and build a company focused on patients with blood cancers, genetic diseases and autoimmune diseases.”

“Magenta has a vision to revolutionize the field of stem cell transplant to allow many more patients to benefit from its potential curative power,” said Dr. Vasconcelles. “I look forward to working with the team at Magenta to help them bring their potentially transformative therapies to patients across multiple disease areas.”

Dr. Vasconcelles most recently served as Chief Medical Officer at Flatiron Health, a healthtech company dedicated to improving cancer treatment and advancing research. Prior to joining Flatiron, Dr. Vasconcelles served as Chief Medical Officer at Unum Therapeutics, a Cambridge, Massachusetts, cell and gene therapy company developing autologous engineered T-cell products for the treatment of cancer. Prior to Unum, Dr. Vasconcelles spent several years at Takeda/Millennium, where he was Senior Vice President and head of the oncology therapy area unit. Prior to Takeda/Millennium, Dr. Vasconcelles was Group Vice President and the global therapeutic area head, transplant and oncology, at Genzyme Corporation, where he was responsible for clinical development of the transplant and oncology portfolio and a member of the Transplant and Oncology Business Unit management team. Following Sanofi’s acquisition of Genzyme, Dr. Vasconcelles joined Sanofi Oncology as head, personalized medicine and companion diagnostics.

Dr. Vasconcelles taught as a clinical instructor at Harvard Medical School from 1996 to 2021, and he is currently an associate physician at the Dana-Farber Cancer Institute and the Brigham & Women’s Hospital. Dr. Vasconcelles also serves on the board of directors at Molecular Partners, a clinical-stage biotech based in Zurich, Switzerland. Dr. Vasconcelles completed his postgraduate training in internal medicine at the Beth Israel Hospital and in hematology-oncology at the Brigham and Women’s Hospital, and he received his B.A. and M.D. from Northwestern University.

About Magenta Therapeutics

Magenta Therapeutics is a clinical-stage biotechnology company developing medicines designed to bring the curative power of stem cell transplant to more patients with blood cancers, genetic diseases and autoimmune diseases. Magenta is combining leadership in stem cell biology and biotherapeutics development with clinical and regulatory expertise to revolutionize immune and blood reset to allow more patients to take advantage of the curative potential of stem cell transplant as well as potentially improve eligibility for future gene therapies.

Magenta is based in Cambridge, Mass. For more information, please visit www.magentatx.com.

Follow Magenta on Twitter: @magentatx.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995, as amended. These statements include, without limitation, implied and express statements relating to: Magenta’s future business expectations, plans and prospects; the potential of, and expectations for, Magenta’s product candidate pipeline; the potential benefits and expected performance of Magenta’s product candidates and programs; the development of product candidates and advancement of preclinical and clinical programs; expectations, plans and timing for preclinical activities, clinical trials and related results involving Magenta’s product candidates; timing for the receipt and disclosure of preclinical and clinical trial data, clinical toxicology results, and other results involving Magenta’s product candidates; timing for the disclosure of developmental timelines, developmental plans and program updates regarding Magenta’s product candidates; and timelines and expectations for patient dosing, dosing regimens and administration.

Words such as “anticipate,” “believe,” “continue,” “could,” “designed,” “endeavor,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “preliminary,” “will,” “would” and similar expressions are intended to identify forward-looking statements. The express or implied forward-looking statements included in this press release are only predictions and are subject to a number of risks, uncertainties and assumptions, including, without limitation: volatility and uncertainty in the capital markets for biotechnology companies; uncertainties inherent in preclinical and clinical trials, and in the availability and timing of data from ongoing and planned clinical and preclinical trials; the ability to initiate, enroll, conduct or complete ongoing and planned preclinical and clinical trials; vulnerability and/or fragility of, and the presence of underlying disorders in, the patient population for the clinical trials of Magenta’s product candidates, including the MGTA-117 Phase 1/2 clinical trial in patients with relapsed/refractory AML and MDS; the delay of any current or planned preclinical or clinical trials, or the delay in development of Magenta’s product candidates; whether results from preclinical or earlier clinical trials will be predictive of the results of future trials; interactions with regulatory agencies such as the U.S. Food and Drug Administration; the expected timing of submissions for regulatory approval to conduct or continue trials or to market products; Magenta’s ability to successfully demonstrate the safety and efficacy of its product candidates; whether Magenta’s cash resources will be sufficient to fund Magenta’s foreseeable and unforeseeable operating expenses and capital expenditure requirements; and risks, uncertainties and assumptions regarding the impact of the continuing COVID-19 pandemic on Magenta’s business, operations, preclinical activities, clinical trials, strategy, goals and anticipated timelines. These and other risks are described in additional detail in Magenta’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, filed on August 4, 2022, and its other filings made with the Securities and Exchange Commission from time to time. Any forward-looking statements contained in this press release represent Magenta’s views only as of today and should not be relied upon as representing its views as of any subsequent date. Magenta explicitly disclaims any obligation to update any forward-looking statements, except to the extent required by law.

Contact:

Jill Bertotti, Real Chemistry (advisor to Magenta)

714-225-6726

jbertotti@realchemistry.com